Exhibit 8.2

July 7, 2017

IRSA Propiedades Comerciales S.A.
Moreno 877, 22nd Floor (C1091AAQ)

Buenos Aires,  Argentina

Ladies and Gentlemen:

We have acted as United States counsel to IRSA Propiedades Comerciales S.A., an Argentine corporation (sociedad anónima) (the “Company”), in connection with the registration statement on Form F-1, including the prospectus contained therein (together, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of the Company’s common shares, par value Ps.1.00 per share, which may be represented by American depositary shares evidenced by American depositary receipts.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the discussion set forth in the Registration Statement under the caption “Taxation — United States taxation,” insofar as such discussion relates to provisions of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes accurate summaries of the matters described therein in all material respects.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP